EXHIBIT 10.1

November 2, 2005

Mr. Marc P. Flores

President and Chief Executive Officer

c/o MedicalCV, Inc.

9725 South Robert Trail

Inver Grove Heights, MN 55077

Dear Mr. Flores:

Reference is made to your offer letter dated August 27, 2004 (the “Offer Letter”), pursuant to which MedicalCV, Inc. (the “Company”) employed you as its President and Chief Executive Officer. The Offer Letter described the Company’s obligation to reimburse you for certain expenses in connection with the sale of your Nevada home, relocation expenses and expenses in connection with the establishment of a Minnesota residence (“Relocation Expenses”). The Board of Directors of the Company has approved the following revised arrangements.

Since the commencement of your employment, you have continued to maintain your Nevada home while commuting to the Twin Cities area. The Company and you determined that this strategy was reasonable and acceptable in view of the fact that initially, the Company’s financial condition was uncertain, you and other members of senior management spent much of your time traveling to the East and West coasts in connection with meetings with financing sources and for meetings in various states at medical centers with physicians. During this time, your family, including school-age children, was rooted in the Lake Tahoe, Nevada community. Now that the Company has received its funding for operations in 2005 and most of 2006, you have determined to move your family to Minnesota. You will be living in a temporary rented residence. Your move to Minnesota should be completed by November 5, 2005. During the period of your residence in Nevada, the Company has paid all of your travel expenses, including reimbursing you for travel to Minnesota. The Company has also reimbursed you for lodging expenses. The Company’s outlay for reimbursement of your travel and lodging expenses will substantially reduce when you complete your move of residence to Minnesota. The Company believes that a move of residence to Minnesota will reduce your burden of travel and will ease the burden on your family due to your commuting schedule.

You have not sold your Nevada residence to date and have advised the Company that this is an inopportune time to put your home on the market. You have advised the Company that when you determine to sell your Nevada residence, the prime time for offering it for sale would be during the spring and summer months. In the meantime, to assist you with the additional financial burden of maintaining the temporary Twin Cities residence, the Company agrees to pay you for a period of one year commencing November 1, 2005, a supplemental payment, in addition to your agreed-upon salary and bonus compensation, in the amount of $2,500 per month. Such monthly payment will end on November 1, 2006, or earlier if you sell your Nevada residence. The Company will also reimburse you for the cost of transporting your family, pets, personal vehicles and household goods to the temporary Minnesota residence.

In addition, the Company agrees to pay or reimburse to you the following Relocation Expenses if you sell your home in Nevada and move to Minnesota:

1.                                       Packing, transport and delivery of your household goods by a national freight carrier.

2.                                       Reasonable and customary real estate closing costs for the sale of your home, excluding seller paid points, prorated taxes, prorated interest and seller’s allowances.

3.                                       Customary closing costs for the purchase of your Minnesota residence, with a maximum of 1 percent for a loan origination fee and excluding discount points, prepaids and homeowner association fees.

All expenses are subject to Company review for reasonableness and will be reimbursed only to the extent they are incurred on or before November 1, 2006.

To the extent the above benefits result in additional taxable wages to you, the Company will make a separate payment to you for each tax year in which you receive either the supplemental payment or Relocation Expenses to cover such additional state or federal income taxes.

The understanding reached in this Letter-Agreement will supersede all prior understandings and agreements concerning the subject matter hereof, including your Employment Agreement, dated August 8, 2005. The provisions for payments to you in this Letter-Agreement will terminate upon the termination of your employment, except to the extent you have incurred or submitted a reimbursement expense prior to such termination.

If this letter correctly sets forth the understanding we have reached, please indicate your acceptance by signing and returning one copy of this letter.

Very truly yours,

/s/ Susan L. Critzer
Susan L. Critzer
Chairperson

Agreed and accepted, effective November 3, 2005

/s/ Marc P. Flores
Marc P. Flores